Exhibit (b)
May 10, 2007
Mr. Fernando Chico Pardo
Bosque de Alisos 47A-3
Bosques de las Lomas
CP 05120
Mexico, D.F.
Mexico
Up to Mexican Peso (“MXP”) 5,667,000,000 Senior Secured Acquisition Facilities
AMENDED AND RESTATED COMMITMENT LETTER
Ladies and Gentlemen:
     Reference is made to the Commitment Letter dated as of March 23, 2007 (including the attached Term Sheet, the “Existing Commitment Letter”) between Mr. Fernando Chico Pardo (“France”) and Citigroup Global Markets Inc. (“CGMI”). The Existing Commitment Letter is superseded by this Commitment Letter (as defined below) which has been executed in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Existing Commitment Letter, and, from and after the date hereof, the Existing Commitment Letter shall be of no force and effect except to evidence the terms and conditions under which the parties hereto have heretofore incurred obligations and liabilities under the Existing Commitment Letter.
     You have advised CGMI that France, intends to establish a wholly-owned subsidiary (the “Borrower”) which intends to acquire through its own wholly-owned subsidiary shares of Grupo Aeroportuario del Sureste, S.A.B. de C.V. (“Alpha” or the “Company”). In connection therewith, France desires to establish the Facilities (as defined below), the proceeds of which will be used for the acquisition of capital stock of the Company and related costs and expenses (such transactions, collectively, the “Acquisition”).
     In connection therewith, CGMI, on behalf of Citigroup (as defined below), is pleased to inform France of Citigroup’s commitment to underwrite the entire amount of up to MXP5,667,000,000 Senior Secured Acquisition Facilities (the “Facilities”) and to act as Administrative Agent for the Facilities, subject to the terms and conditions of this letter and the attached Annex I (the “Term Sheet” and, together with this letter, this “Commitment Letter”). For purposes of this Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates, including, without limitation, Banamex, as may be appropriate to consummate the transactions contemplated herein.
     Section 1. Conditions Precedent. Citigroup’s commitment hereunder is subject to the preparation, execution and delivery of mutually acceptable loan documentation incorporating substantially the terms and conditions outlined in this Commitment Letter (the “Operative Documents”) as well as the satisfaction of all conditions hereunder. CGMI’s commitment under this letter is not conditioned upon or subject to Successful Syndication.

     Section 2. Commitment Termination. Citigroup’s commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective, and (b) ninety (90) days from the date hereof.
     Section 3. Syndication. Citigroup reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions (including institutional investors) that will become parties to the Operative Documents pursuant to a syndication to be managed by CGMI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”). CGMI will manage all aspects of the syndication in consultation with France and the Borrower, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.
     France shall take, and shall use its best efforts to cause the Borrower and the Company to take, all action as CGMI may reasonably request to assist CGMI in forming a syndicate acceptable to CGMI. France’s and the Borrower’s assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of France, the Borrower and the Company available to participate in information meetings with potential Lenders at such times and places as CGMI may reasonably request; (ii) using France’s and the Borrower’s best efforts to ensure that the syndication efforts benefit from France’s, the Borrower’s, the Company’s and their respective owners’ lending relationships; and (iii) providing CGMI with all information reasonably deemed necessary by it to achieve Successful Syndication (as further defined).
     To ensure Successful Syndication of the Facilities, France agrees that until Successful Syndication has occurred, neither France, the Company nor the Borrower will, and will not permit any of their respective affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof), other than the Target Group Facilities to be provided by CGMI to the Company, without the prior written consent of CGMI.
     Citibank, N.A. will act as the sole Facility Agent for the Facility and CGMI will act as sole syndication agent. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of Citigroup.
     “Successful Syndication” shall be deemed to have occurred upon the earlier of (i) the date upon which CGMI has reduced its hold position to no more than MXP1,416,000,000 and (ii) 120 days following Completion.
     Section 4. Fees. In addition to the fees described in Annex I, France shall pay, or shall cause the Borrower to pay the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between France and Citigroup. The terms of the Fee Letter are an integral part of Citigroup’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.
     Section 5. Indemnification. France shall or shall cause the Borrower to indemnify and hold harmless Citigroup, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any

Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by France, the Borrower, or any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
     No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to France or the Borrower or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) and France, on behalf of himself, the Borrower, the Company or and any person claiming through France, the Borrower or the Company, hereby releases and holds harmless each Indemnified Party from all such liability. France acknowledges that information and documents relating to the Facilities and the transactions contemplated hereby and thereby may be transmitted through IntraLinks, the Internet or similar electronic transmission systems. No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons.
     The indemnity and reimbursement obligations of the Borrower hereunder shall be in addition to any other liability the Borrower may otherwise have to an Indemnified Party and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and any Indemnified Party.
     Section 6. Costs and Expenses. France shall, or shall cause the Borrower to pay, or reimburse Citigroup on demand for, all reasonable out-of-pocket costs and expenses incurred by Citigroup (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of New York counsel (i.e., Clifford Chance US LLP) and local counsel (i.e., Mijares, Angotia, Cortés y Fuentes, S.C.) (in such case, from and after the date of this Commitment Letter) in U.S. Dollars in New York, New York or, at Citigroup’s direction, in the currency and at the place in which such costs or expenses were incurred, regardless of whether any of the transactions contemplated hereby are consummated. France shall, or shall cause the Borrower to pay all costs and expenses of Citigroup (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. France shall be responsible or cause the Borrower to be responsible for the fees and expenses of its and the Borrower’s professional and other advisors (including any consultants or advisors jointly retained by France, the Borrower and/or the Company on the one hand and Citigroup on the other) referenced in Section 20 of the Term Sheet or as otherwise agreed to by the Borrower.

     Section 7. Confidentiality. By accepting delivery of this Commitment Letter, each of Citigroup and France agrees that this Commitment Letter is for such party’s confidential use only and that neither its existence nor the terms hereof will be disclosed by such party to any person other than the such party’s officers, directors, employees, accountants, attorneys and other advisors, agents and representatives (the “Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that either party may make such other public disclosures of the terms and conditions hereof as such party is required by law (or as required pursuant to tender offer for the capital stock of the Company, in the opinion of such party’s counsel, to make. Notwithstanding any other provision in this Commitment Letter, each party hereby confirms that each party and such party’s Representatives shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility. Notwithstanding anything contained in this Section 7 to the contrary, following the completion of such tender offer, Citigroup may publish reasonable and customary statements regarding such tender offer provided that such statements are published after the Borrower’s public statements and/or announcements have been made.
     Section 8. Representations and Warranties of the Borrower. France represents and warrants, on behalf of himself and the Borrower, that (i) all information that has been or will hereafter be made available to Citigroup, any Lender or any potential Lender by France or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections, if any, that have been or will be prepared by France, the Borrower or the Company and made available to Citigroup, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond France’s, the Borrower’s or the Company’s control, and that no assurance can be given that the projections will be realized). France hereby agrees to, or to cause the Borrower to, supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.
     In providing this Commitment Letter, Citigroup is relying on the accuracy of the information furnished to it by or on behalf of France and his affiliates without independent verification thereof.
     Section 9. No Third Party Reliance, Etc. The agreements of Citigroup hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of France and the Borrower and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. Neither France nor the Borrower may assign or delegate any of its rights or obligations hereunder without Citigroup’s prior written consent. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.
     France hereby acknowledges that Citigroup is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that Citigroup act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. Each of France and Citigroup hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. France also hereby acknowledges that Citigroup has not advised and is not advising France or the

Borrower as to any legal, accounting, regulatory or tax matters, and that France and the Borrower are consulting their own advisors concerning such matters to the extent they deem appropriate.
     France acknowledges that Citigroup and/or one or more of its affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the France’s, the Borrower’s or the Company’s interests. Consistent with Citigroup’s policy to hold in confidence the affairs of its customers, neither Citigroup nor any of its affiliates will furnish confidential information obtained from France, the Borrower or the Company to any of Citigroup’s other customers. Furthermore, neither Citigroup nor any of its affiliates will make available to France or the Borrower confidential information that Citigroup obtained or may obtain from any other person.
     Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 8 and 10 through 13 hereof shall survive the termination of Citigroup’s commitment hereunder. France acknowledges that information and documents relating to the Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.
     Section 11. Taxes; Payments. All payments under this Commitment Letter shall be non-refundable when paid and shall, except as otherwise provided herein, be made in MXP in Mexico and shall be made free and clear of and without deduction for any and all present or future taxes (including VAT), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. If France, the Borrower, the Company or the relevant borrower under the Facilities is required by law to deduct any such taxes, levies, imposts, deductions, charges or withholdings from or in respect of any sum payable to Citigroup, such paying party shall promptly pay the amount deducted to the relevant authorities and France hereby indemnifies Citigroup for any loss, cost, expense or other liability suffered by Citigroup by reason of any failure to make such deductions or make payment to the relevant authorities. France shall pay or cause the Borrower to pay any and all such taxes and shall, or shall cause the Borrower to indemnify Citigroup for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.
     To the fullest extent permitted by law, all payments hereunder shall be made regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of Citigroup to receive, such payments, and such payments shall not be subject to set-off.
     The obligation of France or the Borrower, as the case may be, in respect of any sum due from it to Citigroup hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the business day following receipt by Citigroup of any sum adjudged to be so due in such other currency Citigroup may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to Citigroup in U.S. Dollars, France agrees, as a separate obligation and notwithstanding any such judgment, to or shall cause the Borrower to, indemnify Citigroup against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to Citigroup in U.S. dollars, Citigroup agrees to remit to the Company such excess. Notwithstanding anything contained in this Section 11 and the Fee Letter to the contrary, CGMI will accept payment in MXP of any fees payable in connection herewith or with the Facilities to the extent that such fees relate to advances denominated in MXP.
     Section 12. Consent to Jurisdiction, Etc. France hereby irrevocably and unconditionally (i) submits, for himself and his property, to the nonexclusive jurisdiction of any New York State court or Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to CT Corporation at 111 Eighth Avenue, New York, NY 10011, United States of America, or in any other manner permitted by applicable law, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Commitment Letter will affect Citigroup’s right to serve legal process in any other manner permitted by law or affect Citigroup’s right to bring any action or proceeding relating to this Commitment Letter or the transactions contemplated hereby against France or his property in the courts of any jurisdiction.
     To the extent that France has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or his property, France hereby irrevocably waives such immunity in respect of his obligations under this Commitment Letter.
     Section 13. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.
     Section 14. Patriot Act Compliance. CGMI hereby notifies you that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies France and the Borrower, which information includes the name and address of France and the Borrower and other information that will allow CGMI to identify France and the Borrower in accordance with the Patriot Act. In that connection, CGMI may also request corporate formation documents, or other forms of identification, to verify information provided.
     Section 15. Replacement by Borrower. The parties hereto agree that upon the initial disbursement under the Facilities, any and all references to “France” in this letter shall be deemed to be references to “Borrower,” and all rights and obligations of “France” shall be deemed to be assigned to, and shall consist of rights and obligations of, “Borrower”, other than any obligations imposed upon France under Section 3 of this Commitment Letter relating to the assistance of France with syndication efforts as further described in Section 3.

     Section 16. Non-Duplication. All amounts payable under this Commitment Letter shall be payable without duplication; and to the extent any such amounts are paid by the Borrower, such amounts shall be deemed to satisfy France’s corresponding payment obligations.

     Please indicate France’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Carlos Corona, Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (fax: 212-723-8543) at or before 5:00 p.m. (New York City time) on Friday, May 11, 2007, the time at which Citigroup’s commitment hereunder (if not so accepted prior thereto) will terminate. If France elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours, CITIGROUP GLOBAL MARKETS INC.
By /s/ Carlos Corona
Name:	Carlos Corona
Title:	Authorized Signatory

ACCEPTED AND AGREED
on May 10, 2007:

MR. FERNANDO CHICO PARDO

By	/s/ Fernando Chico Pardo

ANNEX I
THIS TERM SHEET IS ATTACHED TO THE AMENDED AND RESTATED COMMITMENT LETTER DATED MAY 10, 2007 BETWEEN FRANCE AND CGMI (THE “COMMITMENT LETTER”) AND FORMS AN INTEGRAL PART THEREOF. THIS TERM SHEET DOES NOT CONSTITUTE AN AGREEMENT BY FRANCE UNTIL THE COMMITMENT LETTER HAS BEEN ACCEPTED AND COUNTERSIGNED BY FRANCE. NOTE THAT NO INVESTMENT DECISION OR AGREEMENT HAS BEEN MADE TO PROCEED WITH THE ACQUISITION DESCRIBED BELOW BY ANY BORROWER, ITS SHAREHOLDERS OR AFFILIATES OR BY ANY OTHER POTENTIAL EQUITY PARTICIPANT REFERRED TO IN THIS DRAFT TERM SHEET.
TERM SHEET
for
SENIOR SECURED MULTI CURRENCY ACQUISITION FACILITY
of
UP TO MXP 5,667,000,000
SUBJECT TO CONTRACT AND CREDIT APPROVAL

1.	Borrower:	A special purpose Sociedad Anónima de Capital Variable (the “SPV1”), incorporated under the laws of Mexico, the capital stock of which is to be owned by France in the manner set out in Schedule 1.

2.	Target:	Alpha, a Sociedad Bursátil Anónima de Capital Variable, incorporated under the laws of Mexico and listed on the Bolsa Mexicana de Valores and the New York Stock Exchange, the total capital stock of which (including the Series B Shares and the Series BB Shares, the “Capital Stock”) is owned by India (as to 15%) and the balance of which is publicly held.

3.	Opco:	A subsidiary of Alpha which holds a Concession (as defined in the Participation Agreement dated 18 December 1998 between, inter alia, the Federal Government of the United Mexican States through the Ministry of Communication and Transportation and Alpha) (the “Participation Agreement”) and any subsidiary of Alpha which is awarded a concession in respect of the New Airport.

4.	Borrower Group:	The Borrower and its subsidiaries from time to time.

5.	Target Group:	The Target and the Opcos.

6.	Target Group Facilities:	Capital expenditure and working capital facilities being made available to the Target by CGMI under separate facility arrangements in accordance with the terms of a separate capex and working capital facility term sheet.

7.	New Airport:	The proposed New Riviera Maya International Airport for the development of which Target has submitted a proposal to the Mexican Government.

The estimated commencement of commercial operation is January 2011. The land dedicated for the new airport is located about 10 km North-west of Tulum (approx 100 km from Cancun airport).

Initially, the airport will be designed with a capacity for 3 million passengers, however fully developed by year 2015 (based on the traffic forecast and the distribution of traffic between Cancun airport and the new airport), the airport will have a capacity of approx. 4.5 million passengers.

8.	Acquisition:	Acquisition of Capital Stock (in the form of Series B Shares) by SPV2 (a) at Completion, in an amount of not less than 25% plus one share of the Capital Stock, such that SPV1 shall own, combined with the Series B Shares converted to Series B Shares held by SPV0 in connection with the Demerger of India (as described in Schedule 1 attached hereto, the “Demerger”), at least 32.35% +1 share of the Capital Stock of the Target and (b) within 12 months following Completion, in an amount that is intended to result in SPV1 directly or indirectly owning at least 50% + 1 share of the Capital Stock of the Target. The Demerger of India and the subsequent creation of SPV0 (including without limitation, the Purchase and Sale Agreement between France and Canada whereby Canada agrees to sell, and France agrees to buy from its available cash and independent of the Facilities, 49% of SPV0 such that France shall own 100% minus one share of SPV0) shall occur prior to or simultaneously with, the Completion.

9.	Acquisition Structure:	The acquisition structure is set out in Schedule 1 to the Term Sheet.

The Finance Documents will contain provisions (i) permitting SPV1 to fund SPV2 by way of pre-equity contributions, in order for SPV2 to settle the Offers in compliance with Section 24, and (ii) the merger of SPV0 into SPV1 in which SPV1 is the surviving entity (the “Merger”), in each case as contemplated in Schedule 1 of the Term Sheet and without any further consents or approvals being required from the Mandated Lead Arranger, the Lenders, the Security Trustee or the Facility Agent. SPV2 shall be required to be the owner of the Capital Stock acquired in the Offers.

Schedule 2 describes the parties to the Finance Documents (as hereinafter defined) both at completion of the purchase of the Tender Offers Capital Stock (“Completion”) and following the Demerger, including, without limitation, the guarantor and the parties pledging collateral to secure the obligations of the Borrower under the Finance Documents.

The Offers may be subject to the following conditions (“Offer Conditions”).

(a) receipt of regulatory approvals;

(b) a minimum acceptance amounting to 25% + one share of the Capital Stock and voting rights not already held by India;

(c) there being no change in or undertakings to change the share capital of Target or its Bylaws and there having been no announcements or proposals in relation thereto except as part of the Offer;

(d) Target not having issued any convertible debt, warrants or other securities directly or indirectly convertible or exchangeable into Capital Stock;

(e) there having been no material increase in net indebtedness of the Target or any material change in the business assets of the Target;

(f) there having been no prohibition or material threat to Completion by legislation, court decisions, or decisions by public authorities; and

(g) there not having occurred prior to Completion any Material Adverse Change (as defined in Section 41 below).

10.	Acquisition Process:	First, in respect of at least 25% plus one share of the Capital Stock (in the form of Series B Shares) (“Tender Offers Capital Stock”) by concurrent tender offers (the “Offers”) in Mexico (the “Mexico Tender Offer”) and the USA (the “USA Tender Offer”) (“Tranche 1”).

Second, by the purchase on market of additional Capital Stock (in the form of Series B Shares) (the Post Tender Offers Capital Stock) which would take the combined shareholding of SPV1 and SPV2 up to 50% plus one share of the Capital Stock (“Tranche 2”).

Borrower may at its sole discretion and without the consent of the Mandated Lead Arranger, Lenders or the Facility Agent:

(i) extend the Offer period as permitted under applicable law and up to a maximum of 90 days;

(ii) increase its Offer price, provided Borrower can demonstrate there is sufficient funding available from equity to cover the resulting additional obligations; and

(iii)     waive any of the Offer Conditions, provided that such waiver is not adverse to the interests of the Mandated Lead Arranger, as determined by the Mandated Lead Arranger in its reasonable discretion.

11.	Mandated Lead Arranger:	Citigroup Global Markets, Inc. (“CGMI”)

12.	Bookrunner:	CGMI

13.	Facility Agent:	Citibank, N.A.

14.	Security Trustee:	••••••

15.	Account Bank:	••••••

16.	Reference Banks:	Mandated Lead Arranger.

17.	Hedging Banks:	If the Borrower elects to enter into hedge agreements, Banco Nacional de Mexico, Integrante del Grupo Financiero Banamex (“Banamex”) has the option to provide at least 66.66%, and one or more Lenders in their capacity as a hedging bank have the option to provide at least 33.33%, of all interest and currency hedging in relation to the funding of the Acquisition, subject to the hedging being on market terms (pricing and structure) and in accordance with mechanics to be agreed and Schedule 5.

18.	Lenders Counsel:	Clifford Chance US LLP in respect of USA law matters and Mijares, Angoitia, Cortés y Fuentes, S.C. in respect of Mexican law matters.

19.	Borrowers’ Counsel:	Galicia y Robles, S.C. in respect of Mexican law matters; and

Milbank Tweed Hadley & McCloy LLP in respect of USA law matters.

20.	Report Providers:	Legal: Galicia y Robles, S.C.

Tax &
Accounting: Ernst & Young LLP

Business Plan: Jacobs Consultancy UK Limited

Environmental: Waterman Environmental Limited

Model Audit: Ernst & Young

Lenders will have reliance on the reports of the Report Providers.

The Mandated Lead Arranger acknowledges that all reports in relation to the Target have been prepared based only upon publicly available information and that due diligence has as a consequence been limited.

21.	Facility Amount:	Up to MXP 5,667,000,000 (the “Facility Amount”).

The total amount available under Facility A and Facility B of Tranche 1 shall be equal to the quotient of (x) the sum of the aggregate tender offer price of (i) the Capital Stock actually acquired at Completion, (ii) the value of the Series B Shares resulting from the conversion of 7.35% of the Series BB Shares valued at the tender offer price, and (y) 1.5.

The total amount available under Facility C and Facility D of Tranche 2 shall be equal to the quotient of (x) the aggregate price of the Capital Stock actually acquired with the proceeds of each Loan, as applicable, and (y) 1.5.

22.	Facilities	Facility A and B of Tranche 1 will be used to purchase a range between 25% (if less than 50% plus one share is acquired at Completion) and 42.65% (if 50% plus one share is acquired at Completion) of the shares pursuant to the Offers.

Facility C and D of Tranche 2 will be used to purchase a range between 0% (if no less than 50% plus one share is acquired at Completion) and 17.65% (if less than 50% plus one share is acquired at Completion) of the shares of the Post Tender Offers Capital Stock.

Facility A: a MXP denominated term loan facility in an amount corresponding to the range between a minimum of 50% of Tranche 1 and a maximum of 70% of Tranche 1.

Facility B: a US$ denominated term loan facility in an amount corresponding to the range between a minimum of 30% of Tranche 1 and a maximum of 50% of Tranche 1 (such that the percentage of Facility A and Facility B will add up to 100% of Tranche 1).

Facility C: a MXP denominated term loan facility in an amount corresponding to the range between a minimum of 50% of Tranche 2 and a maximum of 70% of Tranche 2.

Facility D: a US$ denominated term loan facility in an amount corresponding to the range between a minimum of 30% of Tranche 2 and a maximum of 50% of Tranche 2 (such that the percentage of Facility C and Facility D will add up to 100% of Tranche 2).

All Facilities are drawable in MXP in a total maximum amount of MXP 5,667,000,000, the sum of which is subject to compliance with the Facility Amount formula outlined in Section 21.

The US$ amount of Facility B will be set using the MXP/US$ exchange rate applicable on the Completion Date and as determined by the Borrower and Banamex at the time of Completion. Interest service and capital repayment on Facility B will be in US$.

The US$ amount of Facility D will be set using the MXP/US$ exchange rate applicable on the date of the applicable drawdown and as determined by the Borrower and Banamex at the time of such drawdown. Interest service and capital repayment on Facility D will be in US$.

CGMI will use its best efforts to ensure that the aggregate amount of Facility A and Facility C remains as close as possible to 70% of the Facility Amount and that the MXP equivalent of the aggregate amount of Facility B and Facility D remains as close as possible to MXP 30% of the Facility Amount.

23.	Purpose:	The Facilities will be available to finance:

(a) amounts payable by the Borrower pursuant to the Offers and in connection with the purchase of the Post Tender Offer Capital Stock;

(b) an amount necessary to fund the DSRA (as defined in Section 56) at Completion and subsequently in connection with the purchase of the Post Tender Offer Capital Stock; and

(c)      fees, commissions, costs and expenses (and taxes on them) and all taxes, stamp duty, registration and similar taxes incurred by or on behalf of the Borrower in connection with the Offers and in connection with the purchase of the Post Tender Offer Capital Stock.

24.	Shareholder Funding:	Immediately prior to Completion, the Shareholders will provide equity contributions in such amounts as to provide the balance of funding necessary for the acquisition of the Tender Offers Capital Stock (including the fees, commissions, costs and expenses incurred by or on behalf of the Borrower in connection therewith) that is not provided under the Facilities (“Tender Offers Shareholder Funding”).

Immediately prior to a draw down under Facility C or Facility D, the Shareholders will provide equity contributions in such amounts as to provide the balance of funding necessary for the acquisition of the Capital Stock (including the fees, commissions, costs and expenses incurred by or on behalf of the Borrower in connection therewith) being acquired with the proceeds of Facility C or Facility D, as applicable that is not provided under the Facilities (“Shareholder Funding”).

Such contributions will be by way of share capital, pre-funded equity, unsecured subordinated loans (which may be convertible) or equivalent; provided that any funding not in the form of subscription for share capital shall be in form and substance reasonably acceptable to the Mandated Lead Arranger with such terms to include, without limitation, prohibitions on repayments prior to the Facilities having been repaid in full other than as Permitted Payments (as further described in Section 57 below). The right to receive repayments of pre-funded equity will be granted in favor of a guaranty trust agreement as described in Schedule 2A. If such pre-funded equity subsequently becomes capitalized, it shall no longer be subject to the restrictions noted above (other than the restrictions on Permitted Payments further described).

25.	[Reserved]

26.	Signing Date:	The date of signing of the finance documents reflecting the provisions of this Term Sheet, such documents to include a credit agreement (the “Facility Agreement”), security documents, hedging strategy letter and any other documents necessary to consummate the transactions described herein (together the “Finance Documents”).

27.	Completion Date:	The earlier to occur of the settlement date under (i) the US Tender Offer and (ii) the Mexico Tender Offer.

28.	Calculation Date:	As defined in Schedule 3 attached hereto.

29.	Availability:	Each of Facility A and Facility B will be available from the Signing Date until Completion.

Amounts not drawn under Facility A and Facility B will be cancelled in full on the earliest to occur of (i) 60 days having elapsed since the Signing Date and the Offers not having been made, and (ii) the date both Offers have been withdrawn or lapse.

Only 1 draw under Facility A and Facility B shall be permitted, which shall be at Completion.

Each of Facility C and Facility D will be available for a period of 12 months from and after Completion (the “Availability Period”). Draw downs under Facility C and Facility D are subject to a minimum draw down amount equal to MXP 50,000,000. Each draw down under Facility C must be made simultaneously with a draw down under Facility D.

The initial interest period for each borrowing shall be a stub period, such that all borrowings shall be subsequently combined so that all Eurodollar borrowings have one interest period, and all MXP borrowings have one interest period.

30.	Final Maturity Date:	7 years from initial disbursement.

31.	Fees:	A commitment fee (the “Commitment Fee”) equal to 30% of the applicable Margin.

32.	[Reserved]

33.	[Reserved]

34.	Interest Rate:	The aggregate of:

		(a) the applicable Margin; and

		(b) TIIE (for Facility A and Facility C) and LIBOR (for Facility B and Facility D).

35.	Default Interest Rate:	The Default Interest Rate shall apply upon the occurrence and continuance of a default and shall consist of:

		Facility A and Facility C: The applicable Interest Rate plus 1.0x TIIE per annum.

		Facility B and Facility D: The applicable Interest Rate plus 2% per annum.

36.	Margin:	For all Facilities, based on the following leverage grid:

		Consolidated Debt/EBITDA

		(as defined in Schedule 3)	Margin
		> 6.00x	3.50%

		Btwn 5.50x and 6.00x	3.25%

		Btwn 5.00x and 5.50x	3.00%

		Btwn 4.50x and 5.00x	2.75%

		< 4.50x	2.50%

37.	TIIE:	A periodic rate equal to the 28-day Mexican Benchmark Interbank Deposit Rate (Tasa de Interés Interbancaria de Equilibrio) (“TIIE”), as quoted by Banco de México and published in the Federal Official Gazette. Interest shall be calculated on the basis of a year of 360 days for actual days elapsed. If TIIE is not available, TIIE shall be determined by the Facility Agent by reference to rates quoted by the Reference Banks.

38.	LIBOR:	LIBOR for selected Interest Period set by reference to the appropriate Telerate 3750 page or, if this is not available, to be determined by the Facility Agent by reference to rates quoted by the Reference Banks. Interest will be payable at the end of each Interest Period and will be computed on a 360-day basis.

39.	Interest Periods:	For Facility A and Facility C: Interest Periods will be 30 days or 3 months (or such other Periods as may be agreed) at the option of the Borrower.

For Facility B and Facility D: Interest Periods will be 1, 2, 3 or 6 months (or such other periods as may be agreed) at the option of Borrower.

No Interest Period may overrun a Final Maturity Date.

40.	Interest Payments:	Interest in respect of Facility B and D will be payable in arrears at the end of each Interest Period provided that for any Interest Period in excess of 3 months, accrued interest will be payable on the last day of each 3-month period falling during such Interest Period and on the last day of such Interest Period.

Interest in respect of Facility A and C will be payable in arrears at the end of each calendar one or three month period for Interest Periods of 28 and 91 days, respectively.

41.	Conditions Precedent to Signing:	The following conditions precedent to signing have been complied with to the satisfaction of the Mandated Lead Arranger before signature of the Finance Documents:

(a) Receipt by the Facility Agent of the following documents:

(i) certified copies of the bylaws (or equivalent constitutive documents) of the Borrower;

(ii) relevant board resolutions of the Borrower;

(iii) specimen signatures for the persons authorised in the board resolutions referred to at (ii) above;

(iv) receipt of all relevant corporate and shareholder consents (originals or certified copies);

(v) a copy of the audited financial model showing financial projections up to 2048 showing the ability of Borrower to service the Facilities and incorporating the Business Plan;

(vi) the executed Hedging Letter containing the Hedging Strategy agreed by the Lenders;

(vii) agreed form of all Finance Documents which are not signed at the Signing Date;

(viii) legal opinions from the Borrower’s counsel and the Mandated Lead Arranger’s counsel;

(ix) evidence of commitment of the Shareholder Funding;

(x) drafts of the offer documents for the USA Tender Offer and the Mexico Tender Offer in substantially the same form as intended for the final offer documents;

(xi) provision of all information required by the Mandated Lead Arranger for the purposes of complying with “know your customer” requirements;

(xii) group structure chart showing the structure both pre-acquisition and intended post acquisition;

(xiii) each of the due diligence reports from the Report Providers referred to in Section 20 addressed to the Lenders or with appropriate reliance letters;

(xiv) copy of the latest audited financial statements published by Target and latest quarterly financials; and

(xv) confirmation as to the solvency of the Borrower;

(b) Execution by France of the Target Group Facilities Mandate Letter;

(c) all Certain Funds Representations shall be true and correct; and

(d) the absence of any Material Adverse Change with respect to the Target or the Borrower.

“Material Adverse Change” means, with respect to any person, any condition, event or development that, individually or in the aggregate, results in a material adverse change in or effect on such person, its operations and business activities, its financial position or prospects and, in the case of Target, its failure to publish information not otherwise in the public domain about matters that may have a material adverse impact on Target that was not previously reported by Target, including previously undisclosed litigation or other liability.

42.	Advances:	The draw down under each Facility may be made by submission of a draw down notice in an agreed form on not less than 2 and not more than 7 business days notice.[1]

The Advance under each Facility will be in cash in MXP or US$(as applicable to the particular Facility) in minimum amounts of MXP 10,000,000 (or the equivalent in US$).

43.	Certain Funds:	In respect of the initial draw down under the Facilities, the only conditions to draw down will be that (i) Conditions Precedent to first draw down set out in Section 44 are satisfied (ii) the Certain Funds Representations need be true and accurate; and (iii) no Certain Funds Event of Default shall have occurred.

“Certain Funds Representation” means the representations in paragraphs (a) through (s), (u), (w), (x), (y)(1), (z), (bb) and (cc) of Section 51.

“Certain Funds Event of Default” means the events of default in paragraphs (c) (in respect of the Certain Funds Representations only), (d) (with respect to the Borrower and the Target only), (e), (f), (g), (h), (i), (j) and (k) of Section 59.

44.	Conditions Precedent to Initial Draw Down:	The first utilisation of the Facilities may not be drawn until the Mandated Lead Arranger has received and is satisfied with the following documents:

[1]	Timing for drawdowns to be reviewed to suit settlement requirements under the USA Tender Offer and the Mexico Tender Offer.

(a) compliance certificate as to no breach of borrowing limits by the Borrower;

(b) executed Finance Documents;

(c) evidence of arrangements to pay the fees, costs and expenses due from the Borrower under the Finance Documents and in accordance with the Fee Letters;

(d) confirmation from the Borrower as to use of proceeds;

(e)      copies of the consents or no objection certificates from the Mexican anti-trust authority, CNBV (the Mexican Securities Regulator) and SCT (the Ministry of Communications) to the Acquisition or, in each case, the expiry of the applicable statutory period without notification of objection and authorization from the CNBV to carry out the tender offer;

(f)      confirmation from the Borrower that it has received acceptances from offerees under the USA Tender Offer and the Mexico Tender Offer such that, at Completion, the Borrower will own (or in the case of American Depositary Shares, control) Series B Shares in the Capital Stock of not less than 25% + one share of the Capital Stock;

(g) evidence that the Borrower has received the Tender Offers Shareholder Funding;

(h) copies of the offer documents for the USA Tender Offer and the Mexico Tender Offer and the Purchase and Sale Agreement in respect of the shares of SPV0;

(i) evidence of first priority perfection of security interest in all Collateral, with any customary exceptions for registration in Mexico;

(j) the absence of a Material Adverse Change with respect to the Borrower or Target;

(k) the accuracy and completeness of the Certain Funds Representations;

(l) [reserved];

(m) the Bancomext Trust shall be amended so that the Series BB Shares deposited in the Bancomext Trust shall be voted in the same manner as the majority of the Series B Shares;

(n) agreement by Canada that it will not vote against the incurrence by Alpha of the Target Group Facilities;

(o) 7.35% of the Series BB Shares owned by India shall have been converted into Series B Shares; and

(p)      resolutions of the shareholders of India authorizing the Demerger (subject only to the relevant publications, notarization and registration in the Public Registry of Commerce) and evidence of the transfer to SPV0 of the 7.35% converted Series BB.

45.	Conditions Precedent to Subsequent Draw Downs	Draw downs under Facility C and Facility D may only be made if on the date of the draw down request and on the actual draw down date:

(a) no Event of Default or Default is continuing or would result from the proposed drawdown;

(b) all representations to be repeated on those dates are true and correct; and

(c)      evidence that (i) the Borrower has received the Shareholder Funding in sufficient amount for such draw down and (ii) a certificate from the Borrower certifying as to the number of shares of Capital Stock being acquired with the proceeds of such draw down.

46.	Repayment:	Subject to Sections 47 and 48, all Facilities will be repaid in full on or before the Final Maturity Date.

47.	Voluntary Prepayment and Cancellation:	Upon five business days’ prior written notice to the Facility Agent, any Facility may be prepaid in whole or in part (if in part, in minimum amounts and multiples of MXP 10,000,000 or the equivalent in US$) without penalty, but subject to standard break costs on the amount prepaid only if such amount is not repaid at the end of an Interest Period.

Voluntary prepayments will be applied pro rata to all Facilities.

Any amount prepaid under this section may not be redrawn.

48.	Mandatory Prepayment/ Amortization:	Unless otherwise agreed by the Lenders, the Borrower will prepay and cancel the Facilities:

(a) in full upon a flotation or an initial public offering of the Borrower;

(b) in full upon Change in Control (as defined below);

(c) in full if, after the Merger of SPV0 with SPV1, the Borrower ceases to own, directly or indirectly, at least 32.35% plus one share of the Capital Stock;

(d) with the net proceeds received by the Borrower from the sale of any assets, to the extent such receipts in any financial year exceed US$ 10,000,000 or equivalent unless reinvested within 9 months;

(e) with amounts of Excess Cash standing to the credit of the Secured Accounts in accordance with Section 58;

(f) with amounts of Excess Cash (as defined in Schedule 3) as follows:

Year 1: 100% of Excess Cash;

Year 2: 65% of Excess Cash;

Year 3: 50% of Excess Cash;

Year 4: the higher of 5% of the Facility Amount or 50% of Excess Cash;

Year 5: the higher of 10% of the Facility Amount or 50% of Excess Cash;

Year 6: the higher of 10% of the Facility Amount or 50% of Excess Cash; and

Year 7: 100% of Excess Cash; and

(g) with the net proceeds of all new banking facilities, loans or other financial indebtedness entered into or raised by the Borrower, except for Permitted Financial Indebtedness.

If as of the end of the Availability Period, Borrower shall fail to own, directly or indirectly, at least 50% plus one share of the Capital Stock of Target, the percentage of Excess Cash set forth in each of Years 2 through 6 above shall be increased to 100%. If and when the Borrower owns, directly or indirectly, at least 50% plus one share of the Capital Stock of Target, then the percentage of Excess Cash to be applied pursuant to clause (f) above shall correspond to the then-existing year.

“Affiliate” means with respect to any entity any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control of such entity.

“Change of Control”, at any date, means the failure of France and/or Canada, individually and/or collectively, to possess, directly or indirectly, whether through the ownership of voting stock, contract or otherwise, the power to elect or designate for election, the majority of the board of directors of theTarget Group, SPV0, SPV1 and SPV2 or to direct or cause the direction of the management or policies of the Target Group, SPV0, SPV1 and SPV2.

Amounts prepaid pursuant to this provision will be applied pro rata to all Facilities after being used to fund any breakage costs under hedging arrangements to which the Borrower is a party caused by such mandatory prepayments.

49.	Security:	The Security Trustee shall be granted a first priority perfected security interest in the collateral described in Schedule 2. The process by which such perfection shall be achieved is outlined in the collateral memo attached as Schedule 2A (the “Collateral Memo”).

50.	Permitted Financial Indebtedness:	Unless otherwise agreed by the Majority Lenders the Borrower Group shall not incur additional financial indebtedness except for:

(a) subordinated loans forming part of the Shareholder Funding, subject to the consent of the Mandated Lead Arranger (not to be unreasonably withheld);

(b)      inter-company loans among the Borrower Group (excluding the inter-company loans among the Target Group which shall be covered by clause (d) below), provided such loans are subordinated to the Facilities on terms reasonably satisfactory to the Mandated Lead Arranger;

(c) ancillary treasury transactions entered into in the ordinary course of business and not for speculative purposes;

(d)      the Target Group Facilities and any loans made between members of the Target Group, provided that with respect to any inter-company loan from any Opco to Alpha, such loan shall be subordinated to the Facilities solely upon the occurrence of an Event of Default;

(e) with respect to non-recourse indebtedness incurred by a non-recourse subsidiary, any indebtedness to fund the acquisition or construction of airport related property;

(f)      with respect to indebtedness incurred by a recourse subsidiary, indebtedness to fund the acquisition or construction of airport related property, provided that (i) the pro forma Borrower Debt Service Cover Ratio (excluding principal repayments), accounting for such indebtedness, shall be greater than 1.5x, (ii) immediately before and after the incurrence of such indebtedness no Default or Event of Default shall have occurred; (iii) the indebtedness is incurred by Target or such other member of the Target Group, (iv) the indebtedness is unsecured, and (v) no principal repayments shall be made on such indebtedness until the date that is at least 12 months following the Final Maturity Date of the Acquisition Facilities; and

(g) normal trade debt incurred in the ordinary course of business.

The Borrower shall not permit Alpha to incur any indebtedness except for:

(1) The Target Group Facilities and any additional indebtedness permitted thereunder;

(2) Any loans made between members of the Target Group; and

(3) Any facility permitted under paragraphs (e) and (f) above.

51.	Representations and Warranties:	The Borrower will make the following representations and warranties in respect of itself in customary form for a facility of this nature and as appropriate to this transaction, to include appropriate materiality/threshold tests, pre-agreed exceptions (identified in due diligence reports or otherwise) and knowledge qualifiers of the Borrower, in each case where appropriate. Such representations are to be made on the Signing Date and thereafter as representations and warranties shall be deemed repeated on a basis (except with respect to the initial disbursement which shall be subject to Section 43 above) to be agreed:

(a) due incorporation of the Borrower;

(b) legal, valid and binding obligations of the Borrower;

(c) non-conflict with other obligations of the Borrower;

(d) legal powers of the Borrower;

(e) due authorisation by the Borrower of Finance Documents;

(f) due authorisation by the Borrower of the Offers;

(g) governing law, enforcement of judgments, validity and admissibility;

(h) no filing or stamp taxes that have not been made/paid by the Borrower;

(i) no default;

(j) [reserved];

(k) financial statements;

(l) first priority security interests in the Collateral, with any customary exceptions for registration in Mexico;

(m) pari passu ranking of Advances;

(n) ownership of assets of the Borrower;

(o) no other business of the Borrower (other than that associated with the Target, the Acquisition and the Merger);

(p) share capital of the Borrower fully paid up and transferable as permitted in the Participation Agreement, the Bylaws of the Borrower and the Trust Agreement;

(q) Capital Stock owned by the Borrower fully paid up;

(r) Capital Stock owned by the Borrower freely transferable subject to the provisions of the Participation Agreement, the Bylaws of the Target and applicable law and regulations;

(s) no encumbrances on the assets of the Borrower other than security created pursuant to the Finance Documents;

(t) no encumbrances on the assets of the Target other than encumbrances permitted under the Target Group Facilities;

(u) no financial indebtedness of the Borrower Group other than under the Finance Documents and Permitted Financial Indebtedness;

(v) group structure chart is correct;

(w) no insolvency;

(x) compliance by the Borrower with all laws;

(y) all material consents and filings required to be made to conduct the business of (1) the Borrower, and (2) the Target have been made or obtained and are in full force and effect;

(z) no proceeding or litigation pending or threatened;

(aa) insurance coverage of the Borrower Group is in line with prudent market practice subject to availability in the market;

(bb) accuracy of information provided to Lenders (repeated when information is provided and on first syndication);

(cc) taxation (taxes fully paid/discharged);

(dd) tax status; and

(ee) the absence of any Material Adverse Change with respect to the Borrower or Target.

For purposes of the Finance Documents, “Material Adverse Effect” means a material adverse effect on:

(a) the ability of the Borrower or the Target to perform its payment or other material obligations under the Finance Documents;

(b) the business or financial condition of the Borrower Group taken as a whole; or

(c) the validity or enforceability of any Finance Document.

52.	Information Covenants:	The Borrower to provide the following to the Facility Agent:

(a)      audited consolidated annual financial statements for the Target, and the Borrower within the relevant statutory timeframe (including the relevant information for the CUCA (Cuenta de Capital de Aportación) and the CUFIN (Cuenta de Utilidad Fiscal Neta));

(b)      unaudited financial statements for the Target and the Borrower every fiscal quarter of the financial year within 45 days together with a compliance certificate from the responsible officer (including the relevant CUCA and CUFIN information);

(c)      a copy of the Borrower’s budget for the Borrower Group to be provided within 45 days after the beginning of the financial year (which shall include, as and when delivered by Target to the governmental authorities under the Concession Agreements, the Master Development Plan);

(d)      other information regarding the Borrower Group as the Facility Agent may reasonably request (to the extent that such information relating to the Target Group is not publicly available and the Borrower is not otherwise legally prohibited from disclosing such information);

(e)      details of any actual or potential investigation or proceedings by any governmental authority into the Borrower Group’s activities or other circumstances which could be reasonably likely to result in a Material Adverse Effect;

(f) all notices and correspondence from any governmental authority received by the Borrower which could be reasonably likely to result in a Material Adverse Effect;

(g) details of any transfer by the Borrower Group of shares in the Borrower;

(h)      notification of any Default or Event of Default within five business days after a senior officer obtains knowledge of it, and a certificate of a responsible officer setting forth the details thereof;

(i) notification of any material change or requested material change in the terms of any Concession;

(j)      from and after 18 months following the Completion Date, upon the request of the Majority Lenders and in no event more than two times during the term of the Facilities, an updated financial model showing financial projections up to 2048 showing the ability of Borrower to service the Facilities and incorporating the Business Plan; and

(k) Delivery of copies of:

(1) all financials reports and notices the Borrower sends to creditors generally; and

(2) any financial statements and reports that the Borrower files with the CNBV, the SEC or the regulatory authority of any securities exchange.

53.	Covenants:	Undertakings applicable as appropriate to the Borrower on the following matters in customary form for transactions of this nature, to include appropriate materiality tests, permitted exceptions and, where appropriate, de minimis provisions. All undertakings are (save where indicated) to be subject to waiver or amendment with the consent of the Majority Lenders:

(a) compliance by each member of the Borrower Group with environmental and other laws;

(b) maintain pari passu ranking of obligations;

(c) negative pledge applicable to the Borrower Group with permitted exceptions under the Finance Documents;

(d) no disposal and transfer of assets by the Borrower Group in excess of US$10m in any financial year except in the ordinary course of business unless reinvested within 9 months;

(e)      no additional financial indebtedness (including guarantees and reimbursement obligations) of the Borrower Group other than under the Finance Documents, the Permitted Financial Indebtedness and Target Group Facilities;

(f) restriction on acquisitions and mergers by the Borrower Group, except for (i) the Merger, and (ii) for the New Airport;

(g)      restriction on investments and granting of loans by the Borrower Group (carve out for inter-company loans, loans permitted under the Finance Documents and the Target Group Facilities, investments in the Borrower Group, investments in marketable securities, and other exceptions to be agreed);

(h)      no dealings by the Borrower Group other than on arms length terms (all transaction and equity documents to which Borrower is a party to at Completion, if any, and as may be contemplated in Schedule 1 accepted as being at arm’s length);

(i) adherence to the Hedging Strategy;

(j) [reserved];

(k) restrictions on the activities of SPV1, provided that SPV1 shall be permitted to enter into certain transactions in order to optimize its VAT status;

(l) prohibition on new joint ventures entered into by SPV1;

(m) no payments by the Borrower to its shareholders or any related party other than Permitted Payments;

(n) payment of taxes;

(o) no change of accounting date;

(p) no amendment to incorporation documents of the Borrower Group which would be prejudicial to the Lenders;

(q) procurement, compliance and maintenance of all authorisations, licences, consents;

(r) maintenance of insurance coverage by the Borrower Group in line with prudent industry practice subject to availability in the market;

(s) no variation, waiver or amendment to the terms of the Offers which could be reasonably likely to be adverse to the Lenders except as permitted hereunder;

(t) no variation, waiver or amendment to the terms of any Concession which could be reasonably likely to be adverse to the Lenders;

(u) no abandonment of business;

(v) maintenance and protection of assets including intellectual property;

(w)     the Borrower shall not take any action to restrict the payment of dividends, with the following exceptions (i) any restrictions or encumbrances by reason of applicable law, rule or regulation, (ii) any restrictions in the Finance Documents and under the Target Group Facilities (and any refinancing thereof to the extent no more restrictive than the Target Group Facilities), and (iii) any restrictions in connection with Permitted Financial Indebtedness that are no more restrictive than the restrictions contained under the Finance Documents;

(x) Borrower to open and maintain with the Account Bank secured bank accounts (the “Secured Accounts”) into which any amounts subject to Lock-Up are paid;

(y) compliance with Material Contracts (as defined in the Finance Documents) and no termination of Material Contracts which could be reasonably likely to result in a Material Adverse Effect;

(z)       Borrower Group will keep proper books of record and account and permit after reasonable prior notice any designated representatives by the Facility Agent to visit, at the expense of the Lenders, the premises of any member of the Borrower Group and to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, in the presence of the Borrower’s officers, the independent accountants, in each case as often as reasonably requested and in no event more than two times per year;

(aa)     Borrower shall (i) cause Target to file and (ii) use its best efforts to have declared effective with the SEC a shelf registration statement in respect of the Capital Stock of Target within 12 months of the Completion Date;

(bb)    Borrower shall use its commercially reasonable efforts to cause Target to refinance the Target Group Facilities prior to their respective final maturity date, such that the refinanced Target Group indebtedness matures no earlier than ninety (90) days after the Final Maturity Date for these Facilities;

(cc) Borrower will comply with the terms of the Collateral Memo; and

(dd)      No payments by SPV2 except Upstream Payments and Holdco Costs. For purposes of this section, (i) ”Upstream Payments” shall mean payments to its shareholders (i.e., SPV1 and the non-SPV1 holder of one SPV2 share), pro rata according to their ownership percentage of SPV2, in the form of dividends, upstream loans, management fees, capital reductions, and principal, interest or other payments on shareholder funding (including, without limitation, payments on pre-funded equity and any shareholder funding provided after Completion) and (ii) ”Holdco Costs” shall mean payments to third parties of reasonable and customary costs and expenses (including taxes) of a holding company. Upstream Payments shall be made as frequently as practicable within reasonable business discretion of SPV2.

54.	Clean-Up Period:	The Representations and Warranties, Covenants and Events of Default will be qualified during the Clean-Up Period. During the Clean-Up Period, any breach of an undertaking which arises with respect to the Target Group shall not constitute an Event of Default unless:

(a) the Borrower could reasonably be expected to have exercised control to prevent or cure such breach in the time available since the Signing Date;

(b) the breach could be reasonably likely to have a Material Adverse Effect;

(c) the breach was directly caused by or approved by the Borrower; or

(d) the breach exists on the expiration of the Clean-up Period.

The Clean-Up Period will expire on the date falling 3 months after the Completion Date.

55.	Financial Covenants:	“Borrower Debt Service Cover Ratio” to be greater than 1.1x at any Calculation Date.

“Consolidated Debt : EBITDA” at any Calculation to be less than:

Consolidated
		Period	Debt/EBITDA
		The period from Completion through December 31, 2007	<6.5x

		The period from January 1, 2008 through December 31, 2008	<6.0x

		The period from January 1, 2009 through December 31, 2010	<5.5x

		The period from January 1, 2011 through June 30, 2011	<5.0x

		The period from July 1, 2011 through June 30, 2012	<4.5x

		The period from July 1, 2012 thereafter	<4.0x

“Consolidated Net Worth”: The Borrower shall maintain at each Calculation Date a positive Consolidated Net Worth.

56.	Debt Service Reserve Account:	At Completion the Borrower will establish with the Account Bank a debt service reserve account (“DSRA”) with a balance equal to 100% of the interest payable under the Facilities drawn at Completion during the following twelve (12) months.

Prior to making any Permitted Payment the balance of the Debt Service Reserve Account must be at least equal to 100% of the interest payable in respect of the Facilities during the six months following the relevant Calculation Date.

The required DSRA balance can be reduced to an amount equal to 3 months of interest payable in respect of the Facilities if on the two most recent Calculation Dates, the Borrower Consolidated Debt : EBITDA Ratio is less than 3.25x.

The Borrower may at any time use funds in the DSRA to pay interest on the Facilities.

57.	Permitted Payments:	Permitted Payments, i.e. dividends, upstream loans, management fees, capital reductions, and principal, interest or other payments on shareholder funding (including, without limitation, payments on pre-funded equity and any shareholder funding provided after Completion) will be permitted subject to certain exceptions following each Calculation Date only if no Lock-Up Event has occurred. Permitted Payments may only be made from Available Cash for Distribution within 45 days of the date of delivery of the relevant compliance certificate.

Permitted Payments may be made twice per year.

58.	Lock-Up Events:	Any of the following shall be a Lock-Up Event:

(a)      Borrower Debt Service Cover Ratio to be less than 1.25x at any Calculation Date, provided that the first Calculation Date for purposes of the determination of a Lock-Up Event will be 30 June 2008);

(b) payments under the Finance Documents are not current;

(c) the DSRA is not fully funded as described in Section 56 above; or

(d) an Event of Default or Default has occurred and is continuing.

Borrower shall procure that promptly following the occurrence of a Lock-Up Event, Excess Cash at that Calculation Date is paid into the relevant Secured Account.

If Lock-Up continues for more than 12 months (i.e., Lock-Up on three consecutive Calculation Dates) then the Excess Cash that was deposited into the Secured Accounts on the first such Calculation Date shall be prepaid in accordance with Section 48. If Lock-Up continues on a fourth consecutive Calculation Date then the Excess Cash that was deposited into the Secured Accounts on the second such Calculation Date shall be prepaid in accordance with Section 48 and so on.

If a Lock-Up Event is cured and no other Lock-Up Event is continuing as of any Calculation Date all amounts standing to the credit of the Secured Accounts shall be released to be available for use as Permitted Payments on the next following Calculation Date.

59.	Events of Default:	Applicable as appropriate to the Borrower Group and subject, where appropriate, to materiality tests, permitted exceptions, the Clean-Up Period, cure periods and de minimis provisions (in addition to any set out below). Each of the events may be waived and any remedy period extended with the approval of the Facility Agent (acting on the instructions of the Majority Lenders):

(a) failure by the Borrower to pay any sum when due (for payments other than of principal with 5 business days grace);

(b) breach of covenants, including financial covenants, and other obligations under the Finance Documents;

(c) representations or warranties untrue when made or deemed repeated;

(d) insolvency and related events applying to the Borrower Group;[2]

(e) cessation of business by SPV1 or any member of the Target Group;[3]

(f)      termination, non-renewal or revocation of one or more Concessions and such Concessions are not renewed or the SCT does not agree that the businesses which are the subject of such terminated Concessions may continue to be operated by the Target without a replacement Concession or otherwise, which is reasonably likely to result in the Borrower being unable to service the Facilities;

(g)      cross default and cross acceleration of any member of the Borrower Group (subject to a threshold of US$10m or equivalent); provided that a default at Borrower will not result in cross-default or cross-acceleration at Target Group;

(h)      failure of any member of the Borrower Group to comply with any final monetary judgment (subject to a threshold of US$10m or equivalent) or with any final non-monetary judgment that has or would be reasonably likely to result in a Material Adverse Effect;

[2]	To be restricted to SPV1, Target and the material members of the Target Group (i.e. only those Opcos that contribute more than 5% of the consolidated Target EBITDA).

[3]	To be restricted to SPV1, Target and the material members of the Target Group (i.e. only those Opcos that contribute more than 5% of the consolidated Target EBITDA).

(i) expropriation or nationalisation that has or would be reasonably likely to result in a Material Adverse Effect;

(j) Finance Documents or any material provision thereof becomes unenforceable or cease to be in full force and effect;

(k) repudiation of the Finance Documents;

(l) the Finance Documents in respect of the Target Group Facilities are not signed within ninety (90) calendar days from Completion; and

(m)     a failure by the holder of the Series BB Shares to vote the shares in the Bancomext Trust in a manner consistent with the holder of the majority of the Series B Shares in any resolution relating to the payment of dividends by, and reductions of capital of, Target.

60.	Transferability:	No transfers will be permitted prior to Completion.

Each of the Lenders will have the right to assign to one or more banks or other financial institutions all or a portion of its rights and obligations under the Operative Documents, with the consent of the Facility Agent and, except in the event of a default or an Event of Default, the Borrower, such consent not to be unreasonably withheld and which shall be deemed to be consented within 15 days of the Lender’s request. Each such assignee must meet certain requirements to be agreed. Minimum aggregate assignment level of MXP 50 million (or its equivalent in US$) and increments of MXP 10 million (or its equivalent in US$) in excess thereof. An assignment fee of US$3,500 is payable to the Facility Agent by the Lender upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender). Should any Lender decide to register as a foreign financial institution with the Secretaría de Hacienda y Crédito Público, the Borrower shall pay reasonable costs and expenses associated with registration provided that the Borrower shall only pay for legal expenses to the extent that a firm designated by the Borrower provides the legal services.

In the event that any payment under the Facilities is subject to withholding tax, the Borrower shall only be liable to gross up such withholding tax up to a Mexican Withholding Tax at the 4.9% rate. The Borrower shall not be obligated to cover any Lender-related VAT costs.

Each of the Lenders will also have the right, without consent of the Borrower or the Facility Agent, to assign (i) as security, all or part of its rights under the Loan Documentation to any Federal Reserve Bank and (ii) with notice to the Borrower and the Facility Agent, all or part of its rights and/or obligations under the Operative Documents to any of its affiliates or other Lenders.

Each Lender will have the right to sell participations in its rights and obligations under the Operative Documents, subject to customary restrictions on the participants’ voting rights (and appropriate restrictions in connection with potential additional withholding taxes, if deemed advisable by Mexican counsel).

Except as specifically noted above, any assignments or participations by the Lenders shall be at no cost or expense of the Borrower.

Each Lender or participant must book the loans under the Facilities through offices that are outside the USA in such manner as to qualify for exemption under Section 221.6(c) of Regulation U issued by the Board of Governors of the Federal Reserve System pursuant to the Securities Exchange act of 1934.

61.	Withholding Tax:	In the event that any payment under the Facilities is subject to withholding tax, the Borrower shall only be liable for such withholding tax up to a Mexican Withholding Tax at the 4.9% rate.

Gross-up will be made on Withholding Taxes up to 4.9% only.

62.	Expenses:	Reasonable expenses including legal and other out of pocket expenses incurred by the Lenders, the Mandated Lead Arranger, the Facility Agent, Account Bank, hedging banks and the Security Trustee associated with the negotiation, establishment, documentation, syndication and execution of the Finance Documents and related documentation including hedging documentation plus applicable sales tax will be for the account of the Borrower, subject to any agreed upon caps.

All reasonable legal fees and other out of pocket expenses in connection with enforcement of the Finance Documents and any subsequent consents or amendments of the Finance Documents, will be for the account of the Borrower.

63.	Documentation:	The Facilities will be evidenced by the Facilities Agreement and other relevant Finance Documents. The Facilities Agreement will contain standard provisions relating to, inter alia, increased costs, illegality, taxes, market disruption, breakage costs, default interest, right of set off, pro rata sharing, customary agency language, indemnities and judgment currency. Lenders other than the Mandated Lead Arranger will become party to the Facilities Agreement by way of transfer certificate.

64.	Recourse:	No recourse to shareholders of the Borrower Group.

65.	Law and Jurisdiction:	State of New York, USA (or Mexican law for Mexican Security Documents).

66.	Majority lenders:	Lenders together accounting for 66 2/3% of the outstanding commitments/participations.

The Finance Documents shall contain reasonable and customary provisions regarding amendments and other matters which require unanimous lender consent.

For the purposes of determining Majority Lenders the exchange rate between MXP and US$ will be set at the spot rate at the close of business on the Completion Date.

Schedule 1 Transaction Structure March 2007

Current Ownership Structure Alpha India France Canada Free float(1) 51% 49% 80% B Shares 2.5% B Shares 2.5% B Shares 15% BB Shares Excluding Canada's & France's direct ownership of Series B Shares Current ownership structure: India is owned 51% by France and 49% by Canada India owns 15% of Alpha, in the form of Series BB Shares The Series BB Shares are held in a trust with Banco Nacional de Comercio Exterior ("Bancomext") France directly owns approximately 2.5% of Alpha, in the form of Series B Shares Canada directly owns 2.5% of Alpha, in the form of Series B Shares France's total direct and indirect ownership of Alpha is approximately 10% Canada's total direct and indirect ownership of Alpha is approximately 10% The remaining 80% of Series B Shares is owned by the public at large Bancomext Trust

Transaction Structure Prior to Launch of Tender Offer

Canada
France
49%
51%
100%(2)
India
SPV 1
100%(2)
Bancomext Trust
SPV 2
15% BB Shares
2.5% B Shares
2.5% B Shares
Free float(1)
Alpha
80% B Shares

Prior to the launch of the tender offer:

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49% 51% Alpha India France Canada Free float(1) 80% B Shares Transaction Structure Prior to Launch of Tender Offer 2.5% B Shares 2.5% B Shares Excluding Canada's & France's direct ownership of Series B Shares Minus 1 share, as required by Mexican statute. SPV 1 SPV 2 100%(2) 100%(2) Prior to the launch of the tender offer: SPV 1 is incorporated by France, France owns 100% minus 1 share of SPV 1, SPV 2 is incorporated by SPV 1, SPV 1 owns 100% minus 1 share of SPV 2 15% BB Shares Bancomext Trust

Immediately after expiration of the tender offers, and once the conditions of the offers are satisfied: 7.35% of the 15% Series BB Shares held by India are converted into Series B Shares, India is demerged into two entities: India and SPV0, SPV 0 is created(3) owned 51% by France and 49% by Canada; and holds 7.35% Series B Shares, India's ownership structure does not change, and it holds 7.65% Series BB Shares and the TSA with Alpha Canada sells and France buys 49% of SPV 0 shares, and thus France now owns 100% minus 1 share of SPV 0 SPV 1 is capitalized by France with equity, SPV 1 draws on the bank loans, SPV 2 is capitalized with pre-equity funding from SPV 1, using all of the capital raised in the previous steps, At settlement of the tender offers (6 business days after expiration): SPV 2 purchases 42.65% + 1 share Series B Shares, including up to 5% Series B Shares tendered by France and Canada (subject to prorating), Free float remains at 42.35% of Series B Shares Transaction Structure Upon Closing Alpha India France Canada Free float(1) 51% 49% 42.35% B Shares SPV 1 SPV 2 100%(2) 100%(2) Bank Debt 42.65% B Shares Including any shares not tendered by Canada & France due to potential prorating. (2) Minus 1 share, as required by Mexican statute. (3) SPV 0 is created among the parties (France, Canada and India) at the time the Demerger Agreement is signed. SPV0 is incorporated once the Demerger Agreement is notarized, approximately one week after expiration of the tender offer. SPV 0 7.65% BB Shares 7.35% B Shares 100%(2) Bancomext Trust

Final Transaction Structure

Canada
France
49%
51%
100%(2)
India
SPV 1
Bank Debt
Bancomext Trust
100%(2)
7.65% BB Shares
SPV 2
7.35% B Shares
42.65% B Shares
Free float(1)
Alpha
42.35% B Shares

After the demerger is completed:

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51% Final Transaction Structure Alpha India France Canada Free float(1) 49% 42.35% B Shares SPV 1 SPV 2 100%(2) 100%(2) After the demerger is completed: SPV 0 is merged into SPV 1, SPV 1 remains in existence and holds 7.35% Series B Shares and 100% minus 1 share of SPV 2, SPV 1 directly and indirectly owns 50% + 1 share of Alpha, SPV 1 consolidates SPV 2, Alpha and Alpha's subsidiaries for tax purposes Bank Debt 42.65% B Shares Including any shares not tendered by Canada & France due to potential prorating. Minus 1 share, as required by Mexican statute. 7.65% BB Shares 7.35% B Shares Bancomext Trust

SCHEDULE 2
Collateral and Guarantor Structure
Guarantors
SPV0 and SPV2 will each be a guarantor of the obligations of SPV1 as Borrower.
Collateral
The Collateral in which the Security Trustee shall have a first priority security interest is as follows, whether owned at Completion or thereafter acquired:
1.	All the assets of SPV0, SPV1 and SPV2 including:
a.	all Series B Shares and ADS’s of Target owned by each member of the Borrower Group (including the Series B Shares held by SPV0 following the conversion of 7.35% of the Series BB Shares, subject to the timing limitations described in the Collateral Memo); and

b.	all accounts, deposit accounts and securities accounts, including the right to receive repayments of pre-equity funding; and
2.	The following assets owned by France:
a.	all shares of capital stock of SPV0. As described in the Collateral Memo, if the Security Trustee does not accept the deposit of the SPV0 shares until notarization or registration of the Demerger resolutions, the SPV0 shares would then be pledged under a customary pledge agreement.

b.	all economic rights associated with the shares of stock of India owned by France.

SCHEDULE 3
Financial Ratio Definitions
“Available Borrower Cash flow” in respect of any Calculation Period means:
1.	(a) Distributions received by SPV1;
(b)	Interest income received by SPV1;

(c)	Any tax refunds received by SPV1;

(d)	Less any accounting or legal expenses, and any other reasonable and customary fees and expenses incurred in the ordinary course of business and taxes, in each case paid by SPV1;
During that Calculation Period; plus

2.	The excess of any amounts paid at the last applicable Calculation Period out of Excess Cash pursuant to Section 48(f) over and above the scheduled amortization rate set forth therein.
“Available Cash for Distribution” means in relation to a Calculation Date:
(a)	Distributions received by SPV1;

(b)	Interest income received by SPV1;

(c)	Any tax refunds received by SPV1;

(d)	Less any accounting or legal expenses, and any other reasonable and customary fees and expenses incurred in the ordinary course of business, and taxes, in each case paid by SPV1;

(e)	Less the Borrower Debt Service;

(f)	Less any mandatory prepayment defined as a % of Excess Cash (as provided in Section 48 (f));

(g)	Less any amounts required to top-up the Debt Service Reserve Account;
During that Calculation Period
“Borrower Debt Service” means in respect of any Calculation Period the aggregate of any and all amounts in the nature of all principal, interest, agency and other fees and expenses payable by the Borrower taking into account the net amount payable under any agreements entered into in accordance with the Hedging Letter minus any mandatory prepayment defined as a percentage of Excess Cash (as described in Section 48(f)).
“Borrower Debt Service Cover Ratio” means:

The ratio, calculated in respect of any Calculation Date of:
(a)	The Available Borrower Cash flow

to

(b)	the sum of the Borrower Debt Service.
“Consolidated Debt : EBITDA Ratio” means:
(a)	the aggregate of outstanding financial indebtedness (excluding (i) financial indebtedness under a derivative transaction where such derivative is deemed to be effective under IFRS and (ii) any inter-company loan within the Target Group) of the Borrower and Target Group in each case as at the date on which the ratio is calculated to

(b)	EBITDA of the Target Group for the 12 month period ending on the date on which the ratio is calculated.
“Consolidated Net Worth” means the total shareholders’ equity contained in the financial statements, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), which may include among others the following:
(a)	the amount of capital stock; plus

(b)	the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus

(c)	the amount of the legal reserve; plus

(d)	any other reserve being part of shareholders’ equity.
“Target Group Debt : EBITDA Ratio” means:
(a)	the aggregate of outstanding financial indebtedness (excluding (i) financial indebtedness under a derivative transaction where such derivative is deemed to be effective under IFRS and (ii) any inter-company loan within the Target Group) of the Target Group in each case as at the date on which the ratio is calculated:

to

(b)	EBITDA of the Target Group for the 12 month period ending on the date on which the ratio is calculated.
“Calculation Date” means the 30th June and 31 December in each year. The first Calculation Date will be 31 December 2007.

“Calculation Period” means each period of 12 consecutive calendar months ending on a Calculation Date. Calculation Period for purposes of determining the Available Cash for Distribution means each period of 6 consecutive calendar months ending on a Calculation Date.
“Excess Cash” in respect of any Calculation Period means:
(a)	Distributions received by SPV1;

(b)	Interest income received by SPV1;

(c)	Any tax refunds received by SPV1;

(d)	Less any accounting or legal expenses, and any other reasonable and customary fees and expenses incurred in the ordinary course of business, or taxes, in each case paid by SPV1;

(e)	Less the aggregate of any and all amounts in the nature of all interest, commitment, agency and other fees and expenses payable by the Borrower taking into account the net amount payable under any agreements entered into in accordance with the Hedging Letter;

(f)	Less any amounts required to top-up the Debt Service Reserve Account;
During that Calculation Period

SCHEDULE 4
FEES
Credit spread on interest rate hedging
To be agreed.

SCHEDULE 5
Hedging Documentation
1.	Subject to ISDA Documentation

2.	Key Terms of the Hedging Documentation to include:
(a)	Ranking
(i)	Hedging Banks to rank pari passu at all times with the Lenders, both pre and post enforcement.

(ii)	Hedging Banks to share rateably with Lenders in allocations of proceeds.
(b)	Security
(i)	Obligations owed to Hedging Banks to be secured rateably with obligations owed to Lenders.

(ii)	Security Agent to act also for Hedging Banks.

(iii)	Release of security to be subject to all Lenders and all Hedging Banks consent.
(c)	Voting / instructions

Hedging Banks to be included (pro-rata to amounts) in “Majority Lenders” for purposes of voting, consents, instructions.

(d)	Events of Default
(i)	The Events of Default under the Facility Agreement are to apply to the Hedging Banks in the same way as they apply to the Lenders and are to extend to the Hedging Agreements.

(ii)	Following a payment default (after a grace period of 21 days), or upon repayment or payment in full, or cancellation or termination of the Facility, each Hedging Bank can terminate the Hedging Agreements as to it, irrespective of whether an Event of Default is enforced under any other Finance Document. This right is to be available to all Hedging Banks individually.

(iii)	Tax Event and Tax Event Upon Merger (each as defined in the ISDA Master Agreement).
(e)	Amendments

Hedging Bank consent necessary to amend Hedging Agreements and to amend any terms of the Finance Documents where that amendment would materially prejudice the rights of the Hedging Banks.

(f)	Permitted Payments

The Borrower may make payments to the Hedging Banks from time to time in respect of the amounts then due in accordance with the Hedging Agreements, provided that at the time of payment no scheduled payments due from the relevant Hedging Bank to the Borrower under the Hedging Agreements to which they are both party are due and unpaid.

(g)	Setoff

Hedging Banks can net and set-off under the Hedging Agreements.

(h)	Pro-rata cancellation of swaps

Swaps to be reduced rateably, with reduction of debt owed to the Lenders, and pro rata among all Hedging Banks.

(i)	Novation of swaps

At the Borrower’s option, swaps may be novated to the Target (at zero cost to the Borrower or the Target), subject to acceptable intercreditor arrangements at the Target.

(j)	Legal opinions and conditions precedent
(i)	Legal opinions addressed to the Lenders also to be addressed to the Hedging Banks or to the Security Trustee on behalf of the Hedging Banks.

(ii)	Conditions precedent also to apply to the Hedging Banks.
(k)	Representations, warranties, undertakings
(i)	Hedging Banks to have benefit of Borrower representations, warranties and undertakings together with Lenders.

(ii)	Hedging Agreements to be deemed Finance Documents for the purpose of the representations, undertakings, events of default and indemnities.
(l)	Party to Facility Agreement
(i)	Hedging Banks to be parties to Facility Agreement and Intercreditor Agreement.

(ii)	Hedging Banks to be excluded from Lender obligations under the Facility Agreement.
(m)	Refinancing
(i)	Upon a partial or full refinancing of the Acquisition Facilities, the Borrower shall ensure that the swap providers’ rights under the refinancing arrangements are substantially similar to, and are not materially worse than, the swap providers’ rights under the current Acquisition Facilities and the Intercreditor Agreement. Upon the swap providers being satisfied their rights are substantially similar to and not materially worse than the current Acquisition Facilities and the Intercreditor Agreement, the swaps may remain in place upon any full or partial refinancing.